UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
On January 28, 2020, BorgWarner and Delphi Technologies entered into the transaction agreement providing for the acquisition of Delphi Technologies by BorgWarner, which was subsequently amended on May 6, 2020.
On March 30, 2020, Delphi Technologies drew the full $500 million available under its revolving credit facility in response to the impact of the COVID-19 pandemic on the Company’s business, which resulted in a dispute between the two companies. On May 6, 2020, BorgWarner and Delphi Technologies entered into the amendment to resolve the dispute which, among other things, resulted in a reduced share exchange ratio and added new closing conditions.
On October 1, 2020, BorgWarner completed the acquisition of Delphi Technologies for consideration of $0.9 billion related to the repayment of Delphi Technologies' term loan and revolving credit facility (including accrued interest), $9 million in share-based compensation settled in cash and 37,190,829 shares of common stock of the Company, as determined pursuant to the amended transaction agreement.
The following unaudited pro forma combined financial statements give effect to the transaction and include adjustments for the following:
•the completion of the acquisition;
•certain reclassifications to conform the historical financial statement accounting policies and presentation of Delphi Technologies to that of the historical financial statement presentation of BorgWarner;
•application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”), which we refer to as ASC 805, “Business Combinations,” to reflect transaction consideration of approximately $2.4 billion, including $0.7 billion repayment of Delphi Technologies' term loan (including accrued interest);
•repayment of Delphi Technologies' revolving credit facility (including accrued interest) of $0.5 billion, including $0.3 billion repaid by Delphi Technologies prior to the transaction per the amended purchase agreement and $0.2 billion recognized as consideration; and
•estimated transaction costs in connection with the transaction.
The following unaudited pro forma combined financial information and related notes have been prepared in accordance with Article 11 of Regulation S-X and have been derived from and should be read in conjunction with (i) the historical unaudited consolidated financial statements included in Delphi Technologies’ Quarterly Report on Form 10-Q for the six months ended June 30, 2020 and the historical audited consolidated financial statements of Delphi Technologies and the related notes included in Delphi Technologies’ Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference as Exhibit 99.2 and 99.1, respectively, and (ii) the historical unaudited condensed consolidated financial statements included in BorgWarner’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020 and the historical audited consolidated financial statements of BorgWarner and the related notes included in BorgWarner’s Annual Report on Form 10-K for the year ended December 31, 2019.
The unaudited pro forma combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 combine the historical consolidated statements of operations of BorgWarner and Delphi Technologies, giving effect to the transaction as if it had been completed on January 1, 2019. The accompanying unaudited pro forma combined balance sheet as of June 30, 2020 combines the historical consolidated balance sheets of BorgWarner and Delphi Technologies, giving effect to the transaction as if it had been completed on June 30, 2020.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable and, (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing effect on the combined results of BorgWarner and Delphi Technologies. The unaudited pro forma combined financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies or any other synergies that may result from the transaction.
The statements and related notes are being provided for illustrative purposes only and do not purport to represent what BorgWarner’s actual results of operations or financial position would have been had the transaction been completed on the dates indicated, nor are they necessarily indicative of BorgWarner’s future results of operations or financial position for any future period following the transaction.
As of the date of this filing, BorgWarner has completed a preliminary purchase price allocation to provide a preliminary estimate of the fair market values associated with certain of Delphi Technologies’ assets and liabilities acquired (discussed in the notes below). Other than the items specifically noted below, Delphi Technologies’ assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Based on the information available at the time of this filing, BorgWarner believes that these carrying values approximate fair values. A final determination of the fair value of Delphi Technologies’ assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on Delphi Technologies’ actual assets and liabilities as of October 1, 2020. The value of the total transaction consideration has been determined based on the closing price of BorgWarner shares on October 1, 2020 and the number of issued and outstanding Delphi Technologies ordinary shares immediately prior to the closing. The debt incurred to finance the transaction is included in the unaudited pro forma combined financial statements. Final adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements. BorgWarner estimated the fair value of Delphi Technologies’ assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Delphi Technologies’ SEC filings and other publicly available information.
As of the date of this filing, the fair value analysis had not been finalized. Any changes in the fair values of the net assets as compared with the information shown in the unaudited pro forma combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact BorgWarner’s statement of operations. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Financial Statements

BorgWarner Inc.
Unaudited Pro Forma Combined Balance Sheet
As of June 30, 2020
	Historical
(in millions)	BorgWarner Inc.	(Note 3) Delphi Technologies PLC (after reclassifications)	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,003	$546	$(1,541)	5a	$1,008
Receivables, net	1,535	776	-		2,311
Inventories, net	836	373	98	5b	1,307
Prepayments and other current assets	267	59	—		326
Total current assets	4,641	1,754	(1,443)		4,952
Property, plant and equipment, net	2,781	1,435	154	5c	4,370
Investments and other long-term receivables	315	97	—		412
Goodwill	1,830	6	823	4	2,659
Other intangible assets, net	375	44	556	5d	975
Other non-current assets	395	433	(47)	5e	781
Total assets	$10,337	$3,769	$43		14,149
LIABILITIES AND EQUITY
Notes payable and other short-term debt	$297	$58	$(307)	5h	$48
Accounts payable and accrued expenses	1,654	938	(2)	5f	2,590
Income taxes payable	19	28	(5)	5g	42
Total current liabilities	1,970	1,024	(314)		2,680
Long-term debt	2,762	1,914	(982)	5h	3,694
Other non-current liabilities:
Retirement-related	299	367	—		666
Other	543	200	63	5i	806
Total other non-current liabilities	842	567	63		1,472

Common stock	3	1	(1)	5j	3
Capital in excess of par value	1,115	415	1,061	5j	2,591
Retained earnings	5,903	118	(186)	5j	5,835
Accumulated other comprehensive loss	(787)	(402)	402	5j	(787)
Common stock held in treasury, at cost	(1,623)	—	—		(1,623)
Total BorgWarner Inc. stockholders' equity	4,611	132	1,276		6,019
Noncontrolling interest	152	132	-		284
Total equity	4,763	264	1,276		6,303
Total liabilities and equity	$10,337	$3,769	$43		$14,149

BorgWarner Inc.
Unaudited Pro Forma Combined Statement of Operations
Six months ended June 30, 2020
	Historical
(in millions, except for per share data)	BorgWarner Inc.	(Note 3) Delphi Technologies PLC (after reclassifications)	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$3,705	$1,573	$(2)	6a	$5,276
Cost of sales	3,084	1,291	7	6b	4,382
Gross profit	621	282	(9)		894
Selling, general and administrative expenses	397	293	14	6c	704
Other expense, net	113	65	(54)	6d	124
Operating income (loss)	111	(76)	31		66
Equity in affiliates' earnings, net of tax	(7)	2	-		(5)
Interest income	(5)	(3)	-		(8)
Interest expense	30	38	(22)	6e	46
Other postretirement income	(3)	(4)	-		(7)
Earnings (loss) before income taxes and noncontrolling interest	96	(109)	53		40
Provision for income taxes	43	47	(2)	6f	88
Net earnings (loss)	53	(156)	55		(48)
Net earnings attributable to the noncontrolling interest, net of tax	22	7	-		29
Net earnings (loss) attributable to BorgWarner Inc.	$31	$(163)	$55		$(77)

Earnings per share
Earnings per share – basic	$0.15				$(0.32)
Earnings per share – diluted	$0.15				$(0.32)
Weighted average shares outstanding:
Basic	205.8			6g	243.0
Diluted	206.4			6g	243.0

BorgWarner Inc.
Unaudited Pro Forma Combined Statement of Operations
Year Ended December 31, 2019
	Historical
(in millions, except for per share data)	BorgWarner Inc.	(Note 3) Delphi Technologies PLC (after reclassifications)	Pro Forma Adjustments	Note	Pro Forma Combined
Net sales	$10,168	$4,361	$(4)	6a	$14,525
Cost of sales	8,067	3,391	16	6b	11,474
Gross profit	2,101	970	(20)		3,051
Selling, general and administrative expenses	873	750	23	6c	1,646
Other (income) expense, net	(75)	75	(3)	6d	(3)
Operating income	1,303	145	(40)		1,408
Equity in affiliates' earnings, net of tax	(32)	(4)	—		(36)
Interest income	(12)	(9)	—		(21)
Interest expense	55	68	(32)	6e	91
Other postretirement expense	27	—	—		27
Earnings before income taxes and noncontrolling interest	1,265	90	(8)		1,347
Provision for income taxes	468	57	(5)	6f	520
Net earnings	797	33	(3)		827
Net earnings attributable to the noncontrolling interest, net of tax	51	16	—		67
Net earnings attributable to BorgWarner Inc.	$746	$17	$(3)		$760

Earnings per share
Earnings per share – basic	$3.63				$3.13
Earnings per share – diluted	$3.61				$3.11
Weighted average shares outstanding:
Basic	205.7			6g	242.9
Diluted	206.8			6g	244.2

Notes to the Pro Forma Financial Information
Note 1 – Description of the Transaction
On January 28, 2020, BorgWarner and Delphi Technologies entered into the original transaction agreement providing for the acquisition of Delphi Technologies by BorgWarner, which was subsequently amended on May 6, 2020. BorgWarner completed the acquisition of Delphi Technologies on October 1, 2020 with approval of Delphi Technologies’ shareholders, the satisfaction of customary closing conditions, including the receipt of certain regulatory approvals and the satisfaction of additional closing conditions required by the amendment entered into on May 6, 2020. As consideration for the acquisition, Delphi Technologies’ shareholders received 0.4307 of a share of BorgWarner common stock for each Company share.

The combined company will be led by Frédéric Lissalde, BorgWarner’s President and CEO, and Kevin Nowlan, BorgWarner’s CFO, and will operate as BorgWarner. The combined company is headquartered in Auburn Hills, Michigan. Immediately following the closing of the transaction, current BorgWarner stockholders own approximately 85% of the combined company, while former Delphi Technologies’ shareholders own approximately 15%.
In connection with the transaction and to refinance the BorgWarner 2020 senior notes, BorgWarner issued notes in the amount $1.1 billion in June 2020 and executed a new cross-currency swap, and at close, paid down Delphi Technologies’ existing term loan and revolving credit facility. Delphi Technologies’ outstanding 2025 senior notes were assumed by BorgWarner. Additionally, the Delphi Technologies’ outstanding interest rate and cross-currency swaps were settled in July 2020.
Note 2 – Basis of Pro Forma Presentation
The accompanying unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been derived from the audited and unaudited financial statements of BorgWarner and Delphi Technologies. The financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable and, (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results of operations of BorgWarner.
The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date with limited exceptions. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”).
ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and, as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
The accompanying unaudited pro forma combined balance sheet gives effect to the acquisition of Delphi Technologies as if the acquisition occurred on June 30, 2020. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Delphi Technologies are based on the estimated fair value of Delphi Technologies’ assets and liabilities as of June 30, 2020. The pro forma combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 give effect to the Delphi Technologies acquisition as if it occurred on January 1, 2019.
The unaudited pro forma combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information has not been adjusted to give effect to certain expected financial benefits of the transaction, such as cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma combined financial information does not reflect possible adjustments related to integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company.
Certain amounts from the historical financial statements of Delphi Technologies were reclassified to conform the presentation to that of BorgWarner (see Note 3).
Note 3 – Accounting Policies and Reclassification of Delphi Technologies’ Historical Financial Information
The accounting policies of BorgWarner may vary materially from those of Delphi Technologies. During preparation of the unaudited pro forma combined financial information, BorgWarner management has performed a preliminary analysis to identify where material differences in accounting policies may occur. BorgWarner management will conduct a final review of Delphi Technologies’ accounting policies in order to determine if further differences in accounting policies require adjustment or reclassification of Delphi Technologies’ results of operations or reclassification of assets or liabilities to conform to BorgWarner’s accounting policies and classifications. As a result of this review, BorgWarner management may identify differences that, when adjusted or reclassified, could have a material impact on this unaudited pro forma combined financial information.

Based on the information available at the time of this filing, certain reclassifications have been made to Delphi Technologies’ historical financial statements to conform to BorgWarner’s policies and presentation, as follows:

Reclassifications included in the Unaudited Pro Forma Combined Balance Sheet

Delphi Technologies PLC Presentation June 30, 2020 (in millions)	Amount	Presentation Reclassifications		Amount	BorgWarner Inc. Presentation June 30, 2020 (in millions)
ASSETS					ASSETS
Cash and cash equivalents	$550	$(4)	a	$546	Cash and cash equivalents
Accounts receivable, net	703	73	a,b	776	Receivables, net
Inventories, net	373	—		373	Inventories, net
	—	59	c	59	Prepayments and other current assets
Other current assets	128	(128)	a,b,c	—
Total current assets	1,754	—		1,754	Total current assets
Property, net	1,435	—		1,435	Property, plant and equipment, net
	—	97	d,e	97	Investments and other long-term receivables
Investment in affiliates	40	(40)	d	—
Goodwill	6	—		6	Goodwill
Intangible assets, net	44	—		44	Other intangible assets, net
Deferred income taxes	260	(260)	f	—
Other long-term assets	230	203	e,f	433	Other non-current assets
Total assets	$3,769	$—		$3,769	Total assets
LIABILITIES AND SHAREHOLDERS' EQUITY					LIABILITIES AND EQUITY
Short-term debt	$58	$—		$58	Notes payable and other short-term debt
Accounts payable	480	458	g	938	Accounts payable and accrued expenses
Accrued liabilities	486	(486)	g,h	—
	—	28	h	28	Income taxes payable
Total current liabilities	1,024	—		1,024	Total current liabilities
Long-term debt	1,914	—		1,914	Long-term debt
Other non-current liabilities:					Other non-current liabilities:
Pension and other postretirement benefit obligations	367	—		367	Retirement-related
Other long-term liabilities	200	—		200	Other
Total other non-current liabilities	567	—		567	Total other non-current liabilities
Shareholders' equity:
Ordinary shares	1	—		1	Common stock
Additional paid-in-capital	415	—		415	Capital in excess of par value
Retained earnings	118	—		118	Retained earnings
Accumulated other comprehensive loss	(402)	—		(402)	Accumulated other comprehensive loss
Common stock held in treasury	—	—		—	Common stock held in treasury, at cost
Total shareholders' equity	132	—		132	Total BorgWarner Inc. stockholders' equity
Noncontrolling interest	132	—		132	Noncontrolling interest
	264	—		264	Total equity
Total liabilities and equity	$3,769	$—		$3,769	Total liabilities and equity

Presentation reclassification notes:
a.Cash and cash equivalents – reclassification of Chinese bank notes in the amount of $4 million from Cash and cash equivalents to Receivables, net and $9 million from Other current assets to Receivables, net. Many of Delphi Technologies’ customers in China execute payments through the use of bank notes, which represent tenderable instruments that can be held until maturity and redeemed from the issuing bank or can be discounted to other banks or otherwise endorsed to external entities. Delphi Technologies’ current accounting policy is to classify Chinese bank notes with an original maturity of 90 days or less as Cash and cash equivalents and notes with an original maturity of greater than 90 days as Other current assets. BorgWarner’s accounting policy is that all Chinese bank notes are classified as Receivables, net.
b.Other currents assets - reclassification of non-trade receivables in the amount of $60 million from Other current assets to Receivables, net.
c.Other current assets – reclassification of the remaining balance in Other current assets in the amount of $59 million to Prepayments and other current assets.
d.Investment in affiliates – reclassification of Investment in affiliates in the amount of $40 million to Investments and other long-term receivables.
e.Other long-term assets – reclassification of other long-term receivables in the amount of $31 million and other investments of $26 million from Other long-term assets to Investments and other long-term receivables.
f.Deferred income taxes – reclassification of Deferred income taxes in the amount of $260 million to Other non-current assets.
g.Accrued liabilities – reclassification of Accrued liabilities, excluding income taxes payable (referenced in h below) in the amount of $458 million to Accounts payable and accrued expenses.
h.Accrued liabilities – reclassification of income taxes payable in the amount of $28 million from Accrued liabilities to Income taxes payable.

Reclassifications included in the Unaudited Pro Forma Combined Statement of Operations

Delphi Technologies PLC Presentation					BorgWarner Inc. Presentation
June 30, 2020 (in millions)	Amount	Presentation Reclassifications		Amount	June 30, 2020 (in millions)
Net sales	$1,573	$—		$1,573	Net sales
Cost of sales	1,426	(135)	a,b,h	1,291	Cost of sales
	147	135		282	Gross profit
Selling, general and administrative	169	124	a,b,c,h,i	293	Selling, general and administrative expenses
Amortization	6	(6)	c	—
	—	65	d,g,i	65	Other (income) expense, net
Restructuring	52	(52)	d	—
Operating (loss) income	(80)	4		(76)	Operating income (loss)
Equity loss (income), net of tax	2	—		2	Equity in affiliates' earnings, net of tax
	—	(3)	e	(3)	Interest income
Other (income) expense, net	(11)	11	e,f,g	—
Interest expense	38	—		38	Interest expense
	—	(4)	f	(4)	Other postretirement income
	(109)	—		(109)	Earnings (loss) before income taxes and noncontrolling interest
Income tax expense	47	—		47	Provision for income taxes
Net (loss) income	(156)	—		(156)	Net earnings (loss)
Net income attributable to noncontrolling interest	7	—		7	Net earnings attributable to the noncontrolling interest, net of tax
Net (loss) income attributable to Delphi Technologies PLC	$(163)	$—		$(163)	Net earnings (loss) attributable to BorgWarner Inc.

Presentation reclassification notes:
a.Cost of sales – reclassification of research and development costs in the amount of $166 million from Cost of sales to Selling, general and administrative expenses.
b.Cost of sales – reclassification of share-based compensation in the amount of $5 million from Cost of sales to Selling, general and administrative expenses.
c.Amortization – reclassification of Amortization in the amount of $6 million to Selling, general and administrative expenses.
d.Restructuring – reclassification of Restructuring in the amount of $52 million to Other expense, net.
e.Other income, net – reclassification of interest income in the amount of $3 million from Other income, net to Interest income.
f.Other income, net – reclassification of non-service related pension income in the amount of $4 million from Other income, net to Other postretirement income.
g.Other income, net - reclassification of miscellaneous income and expense in the amount of $4 million from Other income, net to Other expense, net.
h.Selling, general and administrative - reclassification of IT related expenses and salaries in the amount of $36 million from Selling, general and administrative to Cost of sales.
i.Selling, general and administrative – reclassification of transaction costs in the amount of $17 million from Selling, general and administrative expenses to Other (income) expense, net.

Delphi Technologies PLC Presentation					BorgWarner Inc. Presentation
December 31, 2019 (in millions)	Amount	Presentation Reclassifications		Amount	December 31, 2019 (in millions)
Net sales	$4,361	$—		$4,361	Net sales
Cost of sales	3,728	(337)	a,b,g	3,391	Cost of sales
	633	337		970	Gross profit
Selling, general and administrative	398	352	a,b,c,g,h	750	Selling, general and administrative expenses
Amortization	14	(14)	c	—
	—	75	d,f	75	Other (income) expense, net
Restructuring	80	(80)	d	—
Operating income	141	4		145	Operating income
Equity income, net of tax	(4)	—		(4)	Equity in affiliates' earnings, net of tax
	—	(9)	e	(9)	Interest income
Other income, net	(13)	13	e,f,h	—
Interest expense	68	—		68	Interest expense
	—	—		—	Other postretirement expense
	90	—		90	Earnings before income taxes and noncontrolling interest
Income tax expense	57	—		57	Provision for income taxes
Net income	33	—		33	Net earnings
Net income attributable to noncontrolling interest	16	—		16	Net earnings attributable to the noncontrolling interest, net of tax
Net income attributable to Delphi Technologies PLC	$17	$—		$17	Net earnings attributable to BorgWarner Inc.
Presentation reclassification notes:
a.Cost of sales – reclassification of research and development costs in the amount of $408 million from Cost of sales to Selling, general and administrative expenses.
b.Cost of sales – reclassification of share-based compensation in the amount of $7 million from Cost of sales to Selling, general and administrative expenses.
c.Amortization – reclassification of Amortization in the amount of $14 million to Selling, general and administrative expenses.
d.Restructuring – reclassification of Restructuring in the amount of $80 million to Other (income) expense, net.
e.Other income, net – reclassification of interest income in the amount of $9 million from Other income, net to Interest income.
f.Other income, net – reclassification of non-service related pension income in the amount of $5 million from Other income, net to Other (income) expense, net.
g.Selling, general and administrative - reclassification of IT related expenses and salaries in the amount of $78 million from Selling, general and administrative to Cost of sales.
h.Selling, general and administrative – reclassification of foreign currency transactions from Other income, net to Selling, general and administrative expense in the amount of $1 million.

Note 4 – Preliminary Purchase Price Allocation
For purposes of the pro forma financial statements, a preliminary purchase price allocation was prepared to estimate the fair value of debt assumed, leases, intangible assets and step-ups to fair value related to inventory and property, plant and equipment. See respective notes below for further discussion. The other net assets acquired and noncontrolling interest were carried at net book value to approximate fair value. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Delphi Technologies’ tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different from the estimated values assumed in the unaudited pro forma combined financial information.
Preliminary purchase price allocation

(in millions, except for per share data)	As of June 30, 2020
Book value of net assets acquired	$264
Adjusted for:
Noncontrolling interest	(132)
Estimated transaction costs (2)	(41)
Adjusted book value of net assets acquired	$91
Adjustments to:
Inventories (Note 5b)	$98
Property, plant and equipment (Note 5c)	154
Other intangible assets (Note 5d)	556
Other noncurrent assets (Note 5h)	(6)
Goodwill	823
Accounts payable and accrued expenses (Note 5h)	4
Notes payable and other short-term debt (Note 5h)	57
Long-term debt (Note 5h)	706
Leases	4
Deferred tax liabilities (Note 5i)	(52)
Deferred tax assets (Note 5e)	(46)
Total consideration	$2,389

Estimated number of Delphi Technologies shares exchanged	86,349,731
Exchange ratio	0.4307
BorgWarner shares issued for purchase of Delphi Technologies	37,190,829
BorgWarner share price at October 1, 2020 market close	$39.54
Fair value of equity portion of the consideration	$1,471
Share-based compensation (1)	5
Total stock consideration	$1,476
Share-based compensation, settled in cash (1)	9
Repayment of Delphi Technologies' revolving credit facility and term loan, including accrued interest (Note 5h)	904
Total consideration	$2,389
(1) As defined in the transaction agreement, Delphi Technologies' restricted stock units ("RSU") awards outstanding were either (i) converted to BorgWarner RSUs for all continuing employees or (ii) settled in cash for certain executives. These adjustments reflect the portion of the fair value of the RSUs attributable to pre-combination services.

(2) Reflects anticipated costs incurred by Delphi Technologies associated with the transaction.

Note 5 – Unaudited Pro Forma Combined Balance Sheet Adjustments
The following represents an explanation of the various adjustments to the unaudited pro forma combined balance sheet as of June 30, 2020.
(a)Cash and cash equivalents -

(in millions)	As of June 30, 2020
Net change in Cash and cash equivalents due to financing activities (Note 5h)	$(516)
Repayment of Delphi Technologies' term loan including accrued interest (Note 5h)	(676)
Repayment of Delphi Technologies' revolving credit facility including accrued interest (Note 5h)	(228)
Cash paid for transaction expenses (1)	(68)
Share-based compensation (2)	(28)
Cash paid for executive severance (3)	(25)
Total pro forma adjustment to Cash and cash equivalents	$(1,541)
(1) Reflects the transaction costs that were paid in cash at transaction close.
(2) Reflects the cash paid at transaction close related to RSUs and stock options that were settled in cash
(3) Reflects the cash paid at transaction close related to change-in-control provisions associated with the Executive Severance Plan.

(b)Inventories, net - Reflects the preliminary estimated inventory step-up to fair value, which was primarily based on the value derived under the comparable sales method. BorgWarner has not adjusted Cost of sales within the pro forma statement of operations to reflect this preliminary estimated step-up in fair value of inventory, as this is not expected to have a continuing impact on the combined company’s financial statements subsequent to the acquisition.

	As of June 30, 2020
	Historical
(in millions)	Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Inventories, net	$373	$—	$373
Fair value step-up	-	98	98
Total Inventories, net	$373	$98	$471

(c)Property, plant and equipment, net – Reflects the preliminary estimated step-up to fair value recorded for property, plant and equipment. For purposes of the unaudited pro forma financial information, the carrying value of all real property has been assumed to approximate their fair value given the preliminary nature of the estimate and limited available information. The adjustment reflected below is an estimate based upon cost and market approaches for personal property without consideration of functional or economic obsolescence given the preliminary nature of the estimate. The final valuation of property, plant and equipment may be materially different than the estimated (or assumed) values reflected in the table below.

	As of June 30, 2020
		Historical
(in millions)	Estimated Life (1)	Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Property, plant and equipment, net		$1,435		$1,435
Fair value step-up	8 years		154	154
Total Property, plant and equipment, net		$1,435	$154	$1,589
(1) Represents the preliminary estimated remaining life of assets to be acquired.

(d)Other intangible assets, net – Reflects the preliminary estimated fair value of intangible assets, as well as the estimated remaining useful lives of the various categories of intangible assets expected to be recognized as a result of the transaction. This fair value and the estimated remaining useful lives below are preliminary and may be materially different than the final valuation of intangible assets.

	As of June 30, 2020
		Historical
(in millions)	Estimated Life (1)	Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Trade names	NA	$23	$117	$140
Developed technology	10 years	10	190	200
Customer relationships	15 years	11	249	260
Total Other intangible assets, net		$44	$556	$600

(e)Other non-current assets –

(in millions)	As of June 30, 2020
Net change in Other non-current assets due to financing activities (Note 5h)	$(18)
Fair value adjustment relating to leases (1)	17
Deferred tax assets (2)	(46)
Total pro forma adjustment to Other non-current assets	$(47)

(1) Fair value lease adjustment – reflects an adjustment associated with the re-measurement of the lease liabilities and right-of-use assets utilizing BorgWarner’s incremental borrowing rates at the acquisition date, as required under ASC 805. The pro forma adjustment impacts lease liabilities (Note 5i and Note 5f) and reduces goodwill (Note 4). The adjustment is primarily driven by the difference in BorgWarner’s incremental borrowing rates compared to Delphi Technologies’ incremental borrowing rates.
(2) Reflects the adjustment to deferred income taxes resulting from the pro forma adjustments. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the pro forma adjustments attributable to the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. The deferred tax assets on the unaudited pro forma combined balance sheet have not been assessed for the need of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(f)Accounts payable and accrued expenses –

(in millions)	As of June 30, 2020
Net change in Accounts payable and accrued expenses due to financing activities (Note 5h)	$(6)
Estimated remaining transaction expenses (1)	2
Lease liability fair value adjustment (Note 5e)	2
Total pro forma adjustment to Accounts payable and accrued expenses	$(2)
(1) Reflects adjustment to record the non-recurring estimated remaining costs associated with the transaction.

(g)Income tax payable - Reflects the tax benefit associated with BorgWarner’s estimated transaction costs reflected in the pro forma balance sheet as a reduction of income tax payable. These costs are not reflected in the pro forma statement of operations as they are non-recurring in nature and will not have a continuing impact on the combined entity subsequent to transaction close.

(h)Notes payable and other short-term debt / Long-term debt - Reflects the refinancing of debt and related derivative contracts associated with the transaction. In June 2020, BorgWarner issued senior notes in the amount of $1.1 billion. Additionally, BorgWarner’s refinancing actions associated with the transaction include: paying down Delphi Technologies’ existing term loan and revolving credit facility, paying down BorgWarner’s 2020 $250 million bonds, and assuming Delphi Technologies’ outstanding 2025 senior notes at fair value with the impact amortized over the remaining life of the loan (see Note 6e). In July 2020, the Delphi Technologies' outstanding interest rate and cross-currency swaps were settled.

In connection with issuing notes in the amount of $1.1 billion, BorgWarner entered into U.S. dollar to Euro cross-currency swaps to exchange the $1.1 billion at an interest rate of 2.65% for €976 million at an interest rate of 1.78%. The impacts of this debt refinancing are displayed in the table below.

Balance Sheet (in millions)	As of June 30, 2020
Long-term debt:
Obligor exchange fee on assumed Delphi Technologies' 2025 notes	$(1)
Delphi Technologies' repayment of revolver draw per amended purchase agreement	(275)
Total non-purchase accounting adjustments	(276)
Purchase Price Allocation ("PPA") Adjustment:
Fair value adjustment on assumed Delphi Technologies' 2025 notes (Note 4)	131
Repayment of Delphi Technologies' term loan	(618)
BorgWarner repayment of Delphi Technologies' revolving credit facility	(225)
Extinguishment of Delphi term loan unamortized debt issuance costs	6
Total PPA adjustments	(706)
Net change in Long-term debt	$(982)

Notes payable and other short-term debt:
Repayment of BorgWarner's $250 million notes	$(250)
PPA Adjustment:
Repayment of Delphi Technologies' term loan	(57)
Net change in Notes payable and other short-term debt	$(307)

Accounts payable and accrued expenses:
Settlement of accrued interest payable related to repayment of BorgWarner's $250 million notes	$(3)
Settlement of accrued interest receivable related to unwinding swap derivative contracts	1
Total non-PPA adjustments	(2)
PPA Adjustment:
Settlement of accrued interest payable related to repayment of Delphi Technologies' term loan	(1)
Settlement of accrued interest payable related to repayment of Delphi Technologies' revolver draw balance	(3)
Total PPA adjustments	(4)
Net change in Accounts payable and accrued expenses (Note 5f)	$(6)

Other non-current assets:
Unwind Delphi Technologies' interest rate swaps	$5
Unwind Delphi Technologies' cross-currency swaps	(17)
Total non-PPA adjustments	(12)
PPA Adjustment:
Extinguishment of Delphi Technologies' credit facility unamortized debt issuance costs	(6)
Net change in Other non-current assets (Note 5e)	$(18)

Cash and cash equivalents:
Repayment of BorgWarner's $250 million notes	$(250)
Settlement of accrued interest receivable related to unwinding swap derivative contracts	1
Settlement of accrued interest payable related to repayment of BorgWarner's $250 million notes	(3)
Unwind Delphi Technologies' interest rate swaps	(5)
Unwind Delphi Technologies' cross-currency swaps	17
Obligor exchange fee on assumed Delphi Technologies' 2025 notes	(1)
Repayment of Delphi Technologies' revolver draw cap per amended purchase agreement	(275)
Net change in Cash and cash equivalents (Note 5a)	$(516)

(i)Other non-current liabilities –

(in millions)	As of June 30, 2020
Fair value adjustment relating to leases (Note 5e)	$11
Deferred tax liabilities (Note 5e)	52
Total pro forma adjustment to Other non-current liabilities	$63

(j) Stockholders’ equity –

(in millions)	As of June 30, 2020
Common stock	$—
Capital in excess of par value	1,476
Elimination of historical Delphi Technologies' common stock	(1)
Elimination of historical Delphi Technologies' capital in excess of par value	(415)
Premium on common stock and capital in excess of par value	1,060
Elimination of historical Delphi Technologies' retained earnings	(118)
Share-based compensation	(19)
Executive severance	(25)
BorgWarner's estimated transaction expenses	(29)
Income taxes	5
Retained earnings	(186)
Elimination of historical Delphi Technologies' accumulated other comprehensive loss	402
Total adjustments to stockholders’ equity	$1,276

Note 6 – Unaudited Pro Forma Combined Statements of Operations Adjustments
(a)Sales – Reflects the adjustment to remove BorgWarner’s and Delphi Technologies’ trading activity during the respective periods, as the transaction has closed, they are a combined company and intercompany sales would eliminate in consolidation.
(b)Cost of sales –

(in millions)	Six months ended June 30, 2020	Year Ended December 31, 2019
Pre-existing relationships between BorgWarner and Delphi Technologies (Note 6a)	$(2)	$(3)
Estimated depreciation for acquired property, plant and equipment (Note 5c)	9	19
Total pro forma adjustment to Cost of sales	$7	$16

(c) Selling, general and administrative expenses –

(in millions)	Six months ended June 30, 2020	Year Ended December 31, 2019
Share-based compensation (1)	$—	$(1)
Estimated amortization for acquired definite-lived intangible assets (Note 5d)	19	37
Estimated depreciation for acquired property, plant and equipment (Note 5c)	1	1
Historical Delphi Technologies' definite-lived intangible amortization expense	(6)	(14)
Total pro forma adjustment to Selling, general and administrative expenses	$14	$23
(1) Reflects a pro forma related expense associated with the difference between the estimated replacement award and the historical expense.

(d) Other (income) expense, net – Reflects the adjustment to remove transaction related costs recognized during the respective periods as they are directly attributable and non-recurring costs.
(e) Interest expense – Represents the income statement impact of the debt refinancing and the related derivative contracts discussed in Note 5h. In connection with issuing notes in the amount of $1.1 billion, BorgWarner entered into U.S. dollar to Euro cross-currency swaps to exchange the $1.1 billion at an interest rate of 2.65% for €976 million at an interest rate of 1.78%. The effects of the debt refinancing are outlined in the table below.

(in millions)	Six months ended June 30, 2020	Year Ended December 31, 2019
Historical Delphi Technologies' term loan interest expense	$(12)	$(30)
Delphi Technologies' term loan interest rate swap OCI release	(1)	-
Historical BorgWarner $250 million notes interest expense, amortized debt issuance cost and discount, and related amortization of fixed-to-floating swap	(6)	(10)
BorgWarner $1.1 billion notes interest expense, net of cross currency swap	9	20
BorgWarner $1.1 billion notes amortization of discount and debt issuance cost	1	1
Historical interest income on Delphi Technologies' cross currency swaps	6	15
Historical interest expense on Delphi Technologies' interest rate swaps	(2)	(1)
Historical amortization and interest expense of Delphi Technologies' revolving credit facility debt issuance cost and fees	(5)	(2)
Amortization of fair value adjustment on Delphi Technologies' 2025 notes	(12)	(25)
Total pro forma adjustment to Interest expense	$(22)	$(32)

(f) Provision for income taxes – Statutory tax rates were applied, as appropriate, to each pro forma statement of operations adjustment based on the jurisdiction in which the adjustment was expected to occur. A blended statutory rate of 20% was used for depreciation and amortization adjustments where jurisdictional detail was not available. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.

(g) Basic and diluted weighted average shares outstanding –

(in millions)	Six months ended June 30, 2020	Year Ended December 31, 2019
BorgWarner weighted average shares outstanding	205.8	205.7
BorgWarner shares issued to Delphi Technologies shareholders	37.2	37.2
Total pro forma weighted average shares outstanding - basic	243.0	242.9
Dilutive impact of BorgWarner's pre-transaction stock-based compensation	-	1.1
Dilutive impact of outstanding awards issued to Delphi Technologies employees	-	0.2
Adjusted weighted average shares outstanding – diluted*	243.0	244.2
* For the six months ended June 30, 2020, the pro forma combined statement of operations shows a net loss. As a result, diluted loss per share is the same as basic, as any dilutive securities would reduce loss per share.